EMPLOYMENT AGREEMENT

AGREEMENT entered into as of March 9, 2008, by and between MEREDITH CORPORATION, an Iowa corporation (the "Company"), and JACK GRIFFIN ("Griffin"), to become effective March 6, 2008 ("Effective Date").

WITNESSETH:

WHEREAS, Griffin has been employed by the Company as President, Meredith Publishing Group; and

WHEREAS, the Company wishes to continue to employ Griffin pursuant to the terms and conditions hereof, and in order to induce Griffin to enter into this agreement (the "Agreement") and to secure the benefits to accrue from his performance hereunder is willing to undertake the obligations assigned to it herein; and

WHEREAS, Griffin is willing to continue his employment with the Company under the terms hereof and to enter into the Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

    1. Position; Duties; Responsibilities.

        1.1 Meredith shall employ Griffin in New York, New York, as President, Meredith Publishing Group, reporting to Steve Lacy (or his successor, if applicable). While employed hereunder, Griffin shall have such responsibility and authority as has historically attached to being President of Meredith Publishing Group.

        1.2 During the course of his employment, Griffin agrees to devote his full time and attention and give his best efforts and skills to furthering the business and interests of the Company, which, subject to the mutual agreement of Griffin and Steve Lacy (or his successor, if applicable), which shall not be unreasonably withheld, may include Griffin volunteering his time and efforts on behalf of charitable, civic, professional organizations and boards of other corporations.

    2. Term.

The term of employment under this Agreement shall commence as of March 6, 2008, and shall continue through June 30, 2011, unless sooner terminated in accordance with this Agreement, and thereafter as herein provided. Griffin's term of employment shall automatically renew for subsequent one (1) year terms, the first of which would begin on July 1, 2011, subject to the terms of this Agreement unless either party gives written notice six (6) months or more prior to the expiration of the then existing term of its decision not to renew (the "Term").

In the event this Agreement expires at the end of the Term, as extended if applicable, after the Company has delivered a Non-Renewal Notice to Griffin, such termination of Griffin's employment with the Company will be treated for all purposes hereunder as a termination of employment by the Company Without Cause pursuant to Section 9.4.

    3. Base Salary.

        3.1 The Company shall pay Griffin a base salary at the annual rate of Seven Hundred Twenty-Five Thousand Dollars ($725,000) ("Base Salary"), beginning on the Effective Date and continuing through June 30, 2009, payable in accordance with the standard payroll practices of the Company.

        3.2 It is understood that the Base Salary is to be Griffin's minimum annual compensation during the Term. The Base Salary may increase beginning July 1, 2009 at the discretion of the Compensation Committee of the Company's Board of Directors ("Compensation Committee"). Base Salary shall include all such increased amounts, and, if increased, Base Salary shall not thereafter be decreased.

    4. Long-Term Incentive Plans.

During the Term of this Agreement, Griffin shall be eligible to participate in all long-term incentive plans, including, without limitation, stock incentive plans adopted by the Company and in effect (collectively, "Long-Term Incentive Plans"), at levels of awards to be granted by the Compensation Committee commensurate with the level of Griffin's responsibilities and performance thereof. At its regular August 2008 meeting, the Compensation Committee, in the exercise of its discretion, shall approve an award to Griffin of: (a) 50,000 non-qualified stock options with a three (3) year cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of such award, and (b) 7,500 Restricted Stock Units of Meredith common stock with a three (3) year cliff vesting schedule.

    5. Bonus.

        5.1 During the Term of this Agreement, Griffin shall be eligible to participate in the Meredith Management Incentive Plan (or any successor or replacement annual incentive plan of the Company) ("MIP"), for such periods as it continues in effect, subject to the terms of the MIP, and to the discretion vested in the Compensation Committee under the MIP; provided, however, that the percentage of Base Salary payable as a target bonus under the MIP shall not be less than eighty percent (80%) (actual Company financial results may result in an actual bonus paid to Griffin equal to less than or more than eighty percent (80%) of Base Salary).

        5.2 The MIP bonus pursuant to this Section 5.1 shall be paid to Griffin in conformance with the Company's normal MIP bonus pay policies following the end of the respective fiscal year. For the purpose of Section 5.1, MIP bonuses paid with respect to the fiscal year shall include payments made outside of the fiscal year but for such fiscal year and shall exclude payments made in the fiscal year that are for another fiscal year.

        5.3 For each year during the term of this Agreement, Griffin will receive an annual Stay Bonus ("Stay Bonus") of Seventy-Five Thousand Dollars ($75,000) less applicable withholdings and deductions, to be payable in twelve (12) equal installments of Six Thousand Two Hundred Fifty Dollars ($6,250) on the first regular payday of each month, thereafter conditioned on Griffin's continuing employment with Meredith on each such payday.

    6. Short-Term Disability.

During any period of short-term disability, the Company will continue to pay to Griffin the Base Salary throughout the period of short-term disability, but in no event beyond the end of Term. In addition, Griffin will continue to receive all rights and benefits under the benefit plans and programs of the Company in which Griffin is a participant as determined in accordance with the terms of such plans and programs, and Griffin shall be eligible to receive the benefit of his target MIP and Stay Bonuses for the initial year in which the short-term disability occurs without reduction for the period of short-term disability. In the event of Griffin's death during a period of short-term disability, the provisions of Section 9.1 shall apply. For the purposes of this Agreement, short-term disability shall be defined as the incapacitation of Griffin by reason of sickness, accident or other physical or mental disability which continues for a period not to exceed the fifth month anniversary of the date of the cause or onset of such incapacitation. All benefits provided under this Section 6 shall be in replacement of and not in addition to benefits payable under the Company's short-term and long-term disability plan(s), except to the extent such disability plan(s) provide greater benefits than the disability benefits provided under this Agreement, in which case the applicable disability plan(s) would supersede the applicable provisions of this Agreement. In the event Griffin is determined to be permanently disabled (as determined under Section 9.2), the provisions of Section 9.2 shall apply.

    7. Employee Benefit Plans.

        7.1 During the Term of this Agreement and subject to all eligibility requirements, and to the extent permitted by law, Griffin will have the opportunity to participate in all employee benefit plans and programs generally available to the Company's employees in accordance with the provisions thereof as in effect from time to time, including, without limitation, medical coverage, group life insurance, holidays and vacations, Meredith Savings and Investment Plan (401k) and the Meredith Employees' Retirement Income Plan, but not including the Company's short-term and long-term disability plans, except to the extent that such disability plans provide greater benefits than the disability benefits provided under this Agreement, in which case the applicable disability plan would supersede the applicable provisions of this Agreement.

        7.2 In addition to benefits described in Section 7.1 during the Term of this Agreement, Griffin shall also receive or participate in, to the extent permitted by law, the various perquisites and plans generally available to officers of the Company in accordance with the provisions thereof as in effect from time to time including, without limitation, the following perquisites to the extent the Company continues to offer them: an automobile or automobile allowance, tax and estate planning, and executive life insurance (if insurable). Griffin shall also be reimbursed for the regular annual dues for the Yale Club and the New York Athletic Club and for the initiation fees and regular annual dues at a mutually agreed upon country club incurred by Griffin in furtherance of the Company's business. In addition, Griffin shall participate in the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan.

    8. Expense Reimbursements.

During Griffin's employment with the Company, Griffin will be entitled to receive reimbursement by the Company for all reasonable, out-of-pocket expenses incurred by him (in accordance with policies and procedures established by the Company), in connection with his performing services hereunder, provided Griffin properly accounts therefor.

    9. Consequences of Termination of Employment.

        9.1 Death. In the event of the death of Griffin during the Term of this Agreement or during the period when payments are being made pursuant to Sections 6 or 9.2, this Agreement shall terminate and all obligations to Griffin shall cease as of the date of death except that, (a) the Company will pay to the legal representative of his estate the Base Salary and Stay Bonus under Section 5.3 until the end of the month of the first anniversary of Griffin's death (but not beyond June 30, 2011), and (b) all rights and benefits of Griffin under the benefit plans and programs of the Company in which Griffin is a participant, will be provided as determined in accordance with the terms and provisions of such plans and programs. Any MIP bonus (or amounts in lieu thereof) pursuant to Section 5, payable for the fiscal year in which Griffin's death occurs, shall be determined by the Compensation Committee at its meeting following the end of such fiscal year pro rata to the date of death and promptly paid to Griffin's estate. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Griffin and the Company with respect to such awards.

        9.2 Disability. If Griffin shall become permanently incapacitated by reasons of sickness, accident or other physical or mental disability, as such incapacitation is certified by a physician chosen by the Company and reasonably acceptable to Griffin (if he is then able to exercise sound judgment), and shall therefore be unable to perform his normal duties hereunder, then the employment of Griffin hereunder and this Agreement may be terminated by Griffin or the Company upon thirty (30) days' written notice to the other party following such certification. Should Griffin not acquiesce (or should he be unable to acquiesce) in the selection of the certifying doctor, a doctor chosen by Griffin (or if he is not then able to exercise sound judgment, by his spouse or personal representative) and reasonably acceptable to the Company shall be required to concur in the medical determination of incapacitation, failing which the two doctors shall designate a third doctor whose decision shall be determinative as of the end of the calendar month in which such concurrence or third-doctor decision, as the case may be, is made. After the final certification is made and the 30-day written notice is provided, the Company shall pay to Griffin, at such times as Base Salary provided for in Section 3 of this Agreement would normally be paid, 100% of Base Salary for the first twelve months following such termination, 75% of Base Salary for the next twelve-month period and 50% of Base Salary for the remaining period of what would have constituted the current Term of employment but for termination by reason of disability (but in no event beyond June 30, 2011). Following the termination pursuant to this Section 9.2, the Company shall pay or provide to Griffin such other rights and benefits of participation under the employee benefit plans and programs of the Company to the extent that such continued participation is not otherwise prohibited by applicable law or by the express terms and provisions of such plans and programs. Furthermore, nothing contained in this Section 9.2 shall preclude Griffin from receiving the benefit of his target MIP bonus and Stay Bonus for the initial year in which a short-term disability occurs pursuant to the provisions of Section 6. All benefits provided under this Section 9.2 shall be in replacement of and not in addition to benefits payable under the Company's short-term and long-term disability plans, except to the extent such disability plans provide greater benefits than the disability benefits provided under this Agreement, in which case the applicable disability plan(s) would supersede the applicable provisions of this Agreement. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Griffin and the Company with respect to such awards.

        9.3 Due Cause. The Company may terminate Griffin's employment, remove him as an officer of the Company and terminate this Agreement at any time for Due Cause. In the event of such termination for Due Cause, Griffin shall continue to receive Base Salary and Stay Bonus payments provided for in this Agreement only through the date of such termination for Due Cause. Griffin shall be entitled to no further benefits under this Agreement, except that any rights and benefits Griffin may have under the employee benefit plans and programs of the Company, in which Griffin is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Griffin understands and agrees that in the event of the termination of employment, removal as an officer and termination of this Agreement pursuant to this Section 9.3: (a) All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Griffin and the Company with respect to such awards and (b) the Company shall have no further obligation to pay any bonus to Griffin under the terms of the MIP or this Agreement, but that the obligations of Griffin under Section 10 shall remain in full force and effect. The term "Due Cause" shall mean (i) the willful and continued failure of Griffin to attempt to perform substantially his duties with the Company (other than any such failure resulting from Disability), after a demand for substantial performance is delivered to Griffin, which specifically identifies the manner in which Griffin has not attempted to substantially perform his duties and for those matters which are subject to cure, a ten (10) day notice to cure is provided, or (ii) the engaging by Griffin in willful misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the part of Griffin shall be considered "willful" unless it is done, or omitted to be done, by Griffin in bad faith and without reasonable belief that Griffin's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Griffin in good faith and in the best interests of the Company.

        9.4 Without Cause. The other provisions of this Agreement notwithstanding, the Company may terminate Griffin's employment, remove him as an officer and terminate this Agreement at any time for whatever reason it deems appropriate, with or without cause and with or without prior notice. In the event of such a termination of Griffin's employment and this Agreement, Griffin shall have no further obligations of any kind under or arising out of the Agreement (except for the obligations of Griffin under Section10) and the Company shall be obligated only to promptly pay Griffin the following in a lump sum payment: (a) Base Salary, the target MIP bonus and the Stay Bonus amounts provided in Section 5 of this Agreement through the end of the then current Term of this Agreement (the "Remaining Term") as provided for under Section 2 of this Agreement, but no less than a total of twenty-one months of Base Salary, target bonus under the MIP or successor plans and Stay Bonus; and (b) any other amounts due and owing not then paid; provided, however, that in the event that as a result of such termination of employment Griffin would otherwise be entitled to a severance payment (a "Change of Control Severance Payment") under Section 4 of the Amended and Restated Severance Agreement dated as of June 26, 2003, between Griffin and the Company (the "Severance Agreement"), Griffin shall be entitled to the amounts described in clause (b) above and the greater of: (i) the cash severance benefits described in clause (a) of this sentence and (ii) the cash severance benefits described in Section 4(a) of the Severance Agreement, but in no event to both payments.

After the date of termination under this Section 9.4 or Section 9.6, Griffin shall not be treated as an employee for purposes of the Company's employee benefit plans or programs even though he may continue to receive payments as provided in this Section 9.4, except: that Griffin and his eligible dependents shall continue, to the extent permitted by law, to be covered by health and welfare insurance plans or programs in which Griffin and his eligible dependents participate immediately prior to Griffin's termination of employment for the Remaining Term; provided, however, that if during such time period Griffin should enter into employment with a new employer and become eligible to receive comparable insurance benefits, the continued insurance benefits described herein shall automatically cease. In the event that Griffin is ineligible, for whatever reason, to continue to be so covered with respect to any of the above-referenced plans or programs, the Company shall provide substantially equivalent coverage through other sources (determined on an after-tax basis). In the event Griffin would otherwise be entitled to a Change of Control Severance Payment under the Severance Agreement as a result of a termination of employment under this Section 9.4, Griffin may elect to receive the continued health and welfare insurance benefits under this Section 9.4 or under Section 4(b) of the Severance Agreement, but in no event both benefits.

Furthermore, in the event of a termination Without Cause, Griffin shall be presumed to have met eligibility requirements specified in Section 2.4 of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan or any successor thereto and he shall be entitled to the amounts that have accrued under such plans through the date of his termination without cause. All awards of restricted stock and stock options shall automatically vest and be exercisable for the full unexpired term of the option.

Griffin agrees that the payments described in this Section 9.4 shall be full and adequate compensation to Griffin for all damages Griffin may suffer as a result of the termination of his employment pursuant to this Sections 9.4 or 9.6, and in consideration of the payments and benefits provided in this Section 9.4, Griffin agrees to execute a Waiver and Release Agreement in the form attached hereto as Attachment A; provided, however, that, except as specifically provided for under this Section 9.4, any rights and benefits Griffin may have under the employee benefit plans and programs of the Company, in which Griffin is a participant, shall be determined in accordance with the terms and provisions of such plans and programs.

        9.5 Employee Voluntary. In the event Griffin terminates his employment of his own volition prior to the end of the term of this Agreement, except for a termination as described in Section 9.6 and except for termination for Good Reason as specifically provided otherwise in the Severance Agreement, such termination shall constitute a voluntary termination and in such event the Company's only obligation to Griffin shall be to make Base Salary payments provided for in this Agreement through the date of such voluntary termination. Any rights and benefits Griffin may have under the employee benefit plans and programs of the Company, in which he is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Griffin understands and agrees that in the event of the termination of employment pursuant to this Section 9.5: (a) All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Griffin and the Company with respect to such awards; and (b) the Company shall have no further obligation to pay any bonuses to Griffin under the terms of the MIP or this Agreement.

        9.6 Change in Title, Duties, Reporting Relationship or Location. If at any time prior to the end of the Term of this Agreement (a) a change is made to Griffin's title as President, Meredith Publishing Group, (b) a material change is made with respect to Griffin's having such responsibility and authority as has historically attached to being President, Meredith Publishing Group, (c) a change is made in Griffin's reporting relationship to Steve Lacy or his successor, or (d) an involuntary change is made to the location of Griffin's principal office more than twenty-five (25) miles from its current location or more than twenty-five (25) miles from where he maintains his primary residence, Griffin shall have the right to terminate his employment with the Company by giving written notice within ninety (90) days after the date of such action, and such termination shall be deemed to be termination by the Company without "Due Cause," and such termination shall be treated in accordance with the terms of Section 9.4 above.

        9.7 The Company agrees to continue Griffin's coverage under such directors and officers' liability insurance policies as shall from time to time be in effect for active officers and employees for not less than six years following Griffin's termination of employment.

    10. Covenants of Griffin.

        10.1 Griffin acknowledges that as a result of the services to be rendered to the Company hereunder, Griffin will be brought into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public. Griffin further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company is international in scope; that its goods and services are marketed throughout the United States and various parts of the world and that the Company competes with other organizations that are or could be located in nearly any part of the United States and in various parts of the world.

        10.2 In recognition of the foregoing, Griffin covenants and agrees that, except as is necessary in providing services under this Agreement or to the extent necessary to comply with law or the valid order of a court or government agency of competent jurisdiction, Griffin will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not intentionally disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, "Confidential Information and Trade Secrets" of the Company means information which is secret to the Company, its subsidiaries and affiliated entities. It may include, but is not limited to, information relating to the magazines, books, publications, products, services, television stations, real estate franchise operations, new and future concepts and business of the Company, its subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, Griffin is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Griffin's mind as to whether information is secret and confidential to the Company, its subsidiaries and affiliated entities, Griffin agrees to request an opinion, in writing, from Meredith's Chief Executive Officer.

        10.3 Anything to the contrary in this Section 10 notwithstanding, Griffin shall disclose to the public and discuss such information as is customary or legally required to be disclosed by a Company whose stock is publicly traded, or that is otherwise legally required to disclose, or that is in the best interests of the Company to do so.

        10.4 Griffin will deliver promptly to the Company on the termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its subsidiaries and affiliated entities, and all property owned by the Company, its subsidiaries and affiliated entities, which Griffin obtained while employed by the Company, and which Griffin may then possess or have under his control.

        10.5 During and for a period of twenty-four (24) months after the termination of employment with the Company (except that the time period of such restrictions shall be extended by any period during which Griffin is in violation of this Section 10.5), Griffin will not knowingly interfere with, disrupt or attempt to disrupt, any then existing relationship, contractual or otherwise between the Company, its subsidiaries or affiliated entities, and any customer, client, supplier, or agent, or knowingly solicit, or assist any other entity in soliciting for employment, any person known to Griffin to be an agent or executive employee of the Company, its subsidiaries, or affiliated entities, it being understood that the right to seek or enter into contractual arrangements with independent contractors, including, without limitation, consultants, professionals, authors, advertisers and the like, shall not be abridged by reason of this Section 10. In addition, in the event of a voluntary termination under Section 9.5, during and for a period of twenty-four (24) months after the termination of employment with the Company, Griffin will not render services directly or indirectly as an employee, officer, director, consultant, independent contractor or in any other capacity to any person or entity that is a competitor of the Company, including, but not limited to, those entities identified on Schedule A.

        10.6 Griffin will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Griffin's employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, through the use of the Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Griffin shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company's rights hereunder. Griffin agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company hereunder. If the Company is unable because of Griffin's mental or physical incapacity to secure Griffin's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Griffin hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Griffin hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to the Company hereunder.

        10.7 Griffin agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 10 may be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

        10.8 Although the restrictions contained in Sections 10.1, 10.2, 10.4 and 10.5 above are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Section 10.1, 10.2, 10.4 and 10.5 shall be enforced to the maximum extend permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

        10.9 Notwithstanding that Griffin's employment hereunder may expire or be terminated as provided in Sections 2 or 9 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of Griffin contained in this Section 10. In addition, the Company obligations under Sections 9, 11 and 19 shall continue in full force and effect with respect to Griffin or his estate.

    11. Arbitration.

The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Griffin agree that, with the express exception of any dispute or controversy arising under Section 9.2 or Section 10 of this Agreement or as may be required under Section 3(g) of the Severance Agreement, any controversy or claim arising out of or in any way relating to Griffin's employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in New York, New York, or such other place agreed to by the parties, as follows:

        (a) Any such arbitration shall be heard before an arbitrator who shall be impartial. Except as the parties may otherwise agree, the arbitrator shall be appointed by the American Arbitration Association, from its panel of commercial arbitrators, in accordance with its rules and procedures. In determining the appropriate background of the arbitrator, the appointing authority shall give due consideration to the issues to be resolved, but its decision as to the identity of the arbitrator shall be final.

        (b) An arbitration may be commenced by any party to this Agreement by the service of a written Request for Arbitration upon the other affected party. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service. If an arbitrator is not appointed by the appointing authority within sixty (60) days following such reference, any party may apply to any court within the State of New York for an order appointing arbitrators qualified as set forth below. No Request for Arbitration shall be valid if it relates to a claim, dispute, disagreement or controversy that would have been time barred under the applicable statute of limitations had such claim, dispute, disagreement or controversy been submitted to the courts of the State of New York.

        (c) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

        (d) It is intended that controversies or claims submitted to arbitration under this Section 11 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed by third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration. In addition, Griffin shall be entitled to disclose the facts disclosed in arbitration, the issues arbitrated, and the views or opinions of any persons concerning them to legal and tax advisors so long as such advisors agree to be bound by the terms of this Agreement.

    12. Successors and Assigns.

        12.1 Assignment by the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

        12.2 Assignment by Griffin. Griffin may not assign this Agreement or any part thereof; provided, however, that nothing herein shall preclude one or more beneficiaries of Griffin from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate.

    13. Governing Law.

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York without reference to the principles of conflict of laws.

    14. Entire Agreement.

This Agreement and those plans and agreements referenced herein contain all the understandings and representations between the parties hereto pertaining to the subject of the employment of Griffin by the Company and supersede all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto, including, but not limited, to the Severance Agreement entered into between the Company and Griffin on June 26, 2003.

    15. Amendment or Modification; Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Griffin and by a duly authorized officer of the Company and approved in advance by the Compensation Committee. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

    16. Notices.

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, such as Federal Express, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

  If to Company:

  Steve Lacy
  President and CEO
  Meredith Corporation
  1716 Locust Street
  Des Moines, Iowa 50309-3023

  with a copy to:

  John Zieser, Esquire
  Chief Development Officer, General Counsel
      & Secretary
  Meredith Corporation
  1716 Locust Street
  Des Moines, Iowa 50309-3023

  If to Griffin:

  Jack Griffin
  467 Pine Creek Drive
  Fairfield, CT 06824

  with a copy to:

  Martin Edel
  Miller & Wrubel P.C.
  250 Park Avenue
  New York, New York 10177

    17. Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

    18. Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Griffin or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. In lieu of withholding or deducting, such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

    19. Deferred Payments.

Any amounts required under this Agreement to be paid to Griffin that Griffin can and does elect to defer under any Company benefit plan or program shall be deemed to have been paid to him for purposes of this Agreement; provided, however, that if the Company breaches the terms of any deferred compensation plan, arrangement or agreement with respect to which such amounts are to be paid, Griffin may claim a breach of this Agreement.

Notwithstanding anything in this Agreement or elsewhere to the contrary:

    (a) If payment or provision of any amount or other benefit that is "deferred compensation" subject to Section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax. In the event this Section requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.

    (b) If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

    20. Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

    21. Duty to Mitigate: Set-off.

Griffin shall not be required to seek employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Griffin as the result of employment by another employer after the date of termination of Griffin's employment, or otherwise, except as may be provided under Section 9.4 with respect to health and welfare insurance benefits. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Griffin or others, except to be extent such employment violates Section 10.5.

    22. Headings.

Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

    23. Knowledge and Representation.

Griffin acknowledges that the terms of this Agreement have been fully explained to him, that Griffin understands the nature and extent of the rights and obligations provided under this Agreement, and that Griffin has been represented by legal counsel in the negotiation and preparation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MEREDITH CORPORATION

By:  /s/ Stephen M. Lacy

Dated:  March 9, 2008

JACK GRIFFIN

/s/ Jack Griffin

Dated:  March 9, 2008